SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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PRO-DEX, INC.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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Contact: Michael J. Berthelot, Chief Executive Officer

(949) 769-3200

For Immediate Release

GLASS LEWIS SUPPORTS PRO-DEX BOARD NOMINEES

Recommends Shareholders Vote For All Nominees on the Company’s

BLUE PROXY CARD

FISCAL 2013 SECOND QUARTER FINANCIAL RESULTS CONFERENCE CALL AND WEBCAST

IRVINE, Calif., January 7, 2013 /PRNewswire-FirstCall/ — PRO-DEX, INC. (Nasdaq: PDEX) announced today that a report issued on January 3rd by Glass Lewis & Co., a leading independent proxy advisory firm serving institutional investors globally, recommends that shareholders continue to support incumbent management and the board of Pro-Dex, and vote for all of the Company’s board nominees on the BLUE PROXY CARD at the upcoming Annual Meeting of Shareholders to be held on January 17, 2013.

Michael J. Berthelot, the Company’s President and Chief Executive Officer, commented, “We are pleased that after performing a significant amount of research and analysis on the issues, Glass Lewis has recommended that the incumbent slate of directors be re-elected in the upcoming shareholders meeting. We believe that the Glass Lewis analysis presents a fair picture of our Company’s challenges and the steps we are taking to move our strategy forward and build value for all of our shareholders. We urge all of our shareholders to vote FOR the Company’s nominees on the BLUE PROXY CARD.”

Mr. Berthelot also noted that “While we are disappointed that ISS did not reach the same conclusion, we note that, in spite of what AO Group implied in a recent press release, ISS did not recommend that all of their candidates be elected and specifically advised that shareholders should withhold their votes for one of the AO candidates. ISS concluded that “support for a controlling slate is not justified”. We are disappointed that the AO Group would mischaracterize the ISS conclusion.”

“It is not too late to vote using the BLUE PROXY CARD,” Mr. Berthelot continued. “Even if you have already voted, you may change your vote to one in support of the incumbent directors by voting the BLUE PROXY CARD on-line at www.proxyvote.com, by telephone at 1-800-690-6903, or by mail to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. If you have any questions about the voting process, please do not hesitate to call our proxy solicitor, AST Phoenix Advisors, toll-free at 1-877-721-1318. We appreciate your support, and pledge to do our best to build value for all of our shareholders.”

Fiscal 2013 Second Quarter Financial Results Conference Call and Webcast

Pro-Dex invites investors and analysts to participate in management’s broadcast review of the Company’s fiscal 2013 second quarter financial results.

The conference call is scheduled to be broadcast live over the internet on Thursday, January 10, 2013 at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) and may be accessed by visiting the Company’s website at www.pro-dex.com and selecting the “Investor Relations” page. The conference call may also be accessed at www.InvestorCalendar.com. Investors and analysts who would like to participate in the conference call may do so via telephone at (877) 407-8033, or at (201) 689-8033 if calling from outside the U.S. or Canada.

For those who cannot access the live broadcast, a replay will be available from approximately two hours after the completion of the call until midnight (Eastern Time) on January 24, 2013 by calling (877) 660-6853, or (201) 612-7415 if calling from outside the U.S. or Canada, and then entering conference I.D. number 407053. An online archive of the broadcast will be available on the Company’s website at www.pro-dex.com, on the “Investor Relations” page, for one year.

About Pro-Dex, Inc.:

Pro-Dex, Inc., with operations in California and Oregon, specializes in the design, development and manufacture of powered rotary drive surgical and dental instruments used primarily in the orthopedic, spine, maxocranial facial and dental markets. Its OMS division designs and manufactures embedded motion control systems serving the medical, dental, semi-conductor and scientific research markets. Pro-Dex’s products are found in hospitals, dental offices, medical engineering labs, scientific research facilities and high tech manufacturing operations around the world. For more information, visit the Company’s website at www.pro-dex.com.

Statements herein concerning the Company’s plans, growth and strategies may include ‘forward-looking statements’ within the context of the federal securities laws. Statements regarding the Company’s future events, developments and future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The Company’s actual results may differ materially from those suggested as a result of various factors. Interested parties should refer to the disclosure concerning the operational and business concerns of the Company set forth in the Company’s filings with the Securities and Exchange Commission.